Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Integrated Media Technology Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, no par value per share	Rule 457(c) and (h)	2,200,000	$1.59	$3,498,000	$92.70 per $1,000,000	$324.26

Fees Previously Paid								0

	Total Offering Amounts					$3,498,000		$324.26

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$324.26

(1)	This registration statement on Form S-8 (this “Registration Statement”) registers ordinary shares, no par value per share (the “Ordinary Shares”), of Integrated Media Technology Limited (the “Registrant”) issuable pursuant to the Integrated Media Technology Limited 2021 Employee Share Option Plan (the “2021 Plan”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued under the 2021 Plan to prevent dilution from stock splits, stock dividends or similar transactions as provided in the 2021 Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low selling prices of the Registrant’s Ordinary Shares as reported on the Nasdaq Capital Market on August 15, 2022.